                                                                       EXHIBIT 1


          BESTFOODS IN FINAL NEGOTIATIONS WITH BRAZILIAN FOOD COMPANY;
                   BESTFOODS' BRAZILIAN BUSINESS TO BE DOUBLED


     ENGLEWOOD CLIFFS, NJ, February 7, 2000 -- Bestfoods is in the final stages of negotiations concerning an investment in Arisco Produtos Alimenticios S.A., a privately-held food company in Brazil with annual sales of $440 million. Transactions associated with the negotiations are expected to be completed within 24 hours and would make Bestfoods owners of the company.

     Bestfoods' planned investment is approximately $490 million. Included on the Arisco balance sheet is approximately $262 million of net debt.

     Arisco, which is 80% owned by the founding family and 20% by Goldman Sachs, includes primarily the flagship Arisco brand of soups, seasonings, bouillons, mayonnaise, salad dressings, tomato products, ketchup, desserts, and other products, as well as several strong regional brands, including Beira Alta and Palmeiron. Arisco is the fifth largest selling food brand in Brazil.

     C. R. Shoemate, chairman and chief executive officer of Bestfoods, said, "Arisco is a true gem. This business, the largest privately-held food company in Brazil, is one of the few major food companies to be offered in recent years in the entire Latin American region. More important, it is growing strongly -- volumes have increased 13% compounded annually over the last three years -- and it is highly compatible with Bestfoods' existing business in Brazil.

     "The fit of Arisco's brands and products with Bestfoods' existing worldwide core businesses is ideal. About 28% of the business is in savory products, which complement Bestfoods' Knorr brand business, and 21% is in dressings and related products. Arisco also has a foodservice business that fits very well with Bestfoods' foodservice strategy and presents excellent opportunities to grow in this core business area not only in Brazil, but also throughout the Mercosur. About 11% of the Arisco business is in basic nutritious foods (starch products used for preparing traditional mingaus and coladas, drinks, and other foods) -- a regional core for Bestfoods in Latin America.

     "Bestfoods and Arisco together will be among the market leaders in numerous core product categories. The combined range of products, including Bestfoods' existing brands, such as Knorr bouillons, Hellmann's mayonnaise, Maizena corn starch, and Mazola corn oil, together with Arisco's array of complementary brands, will encompass premium branded foods as well as value-priced brands, where Arisco competes very effectively.

     "Further, there are excellent synergies between our existing business and Arisco's in production, purchasing, sales, distribution, and general and administrative activities. Geographic fit is also excellent, with Arisco's regional strengths in Brazil complementing our current positions. And the addition of Arisco's excellent management team to ours will be yet another benefit, allowing us to enhance our local execution of global strategies.

     "And finally, in line with our acquisition and investment strategy worldwide, we believe that the Arisco business will add quickly to Bestfoods' growth. It will contribute to free cash flow and have a neutral impact on earnings per share in the first year. We expect a positive earnings contribution beginning in year two."

     Commenting on Brazil's marketplace environment, Shoemate said, "When we look at Brazil and our 70 years of experience there, we see 'growth' in capital letters. We focus on the huge potential of this large market with its 160 million inhabitants; the nature of our products, which are affordable and fit very well with local culinary habits; and Bestfoods' long and successful track record in steadily growing volumes, sales, and profits. Arisco has excellent market penetration in categories that are growing more than 10% annually in aggregate. Its coverage of the value-priced segment of the market will give us broader appeal among consumers, which is a meaningful advantage in a country with the world's fifth largest population. By the same token, through its enhanced Brazilian business, Bestfoods will bring the latest in innovation, products, and food industry technology to the broad market, which includes a high percentage of new, low-income consumers just entering the money economy.

     "While it is true that Brazil is a challenging place in which to do business, our local management experience and executional skills, together with our well known brands, always serve us very well, whatever the difficulties of the economy. Even with the 40% devaluation of the Brazilian Real last year, our 1999 margins were strong and earnings from Brazil were very satisfactory, even though slightly lower than in 1998. In the local currency, our Brazilian earnings grew 37%. We are now seeing economic improvements, which are driving good volume increases. We expect solid profit growth for the full year 2000."

     Bestfoods has been the most aggressive acquirer among U.S. food companies in recent years, with 17 acquisitions worldwide since 1995. As Shoemate explained, "Strategic investments in new businesses, along with development of our existing core businesses and geographic expansion, is a key element of our growth strategy. The Arisco addition would be the company's largest since we purchased the Kraft baking business for $865 million in 1995. The integration of that business with Bestfoods' existing baking business contributed to Bestfoods' earnings in its first year and has produced nine consecutive quarters of double-digit earnings growth since the third quarter, 1997. I believe that Bestfoods has shown time and again that it knows how to pick growth-producing businesses and can integrate them quickly and effectively. Arisco should add to that long record of success."

     The planned investment of approximately $490 million will come from Bestfoods' available cash flow and borrowings from existing credit lines.

To provide the clearest possible description of our business and outlook, this report contains forward-looking statements based on our best current information and reasonable assumptions about anticipated developments. Statements including such words as "expects", "anticipates", "intends", "plans", "believes", "estimates" and other similar expressions are intended to identify such forward-looking statements. Because of the risks and uncertainties that always exist in any operating environment or business, we cannot make assurances that these expectations will prove correct. Actual results and developments may differ materially depending upon currency values, competitive pricing, consumption levels, costs and political and social conditions in the economies and environments where Bestfoods operates.

ABOUT BESTFOODS: Bestfoods, formerly CPC International Inc., is among the largest U.S. food companies, with sales of $8.6 billion in 1999. Best known among Bestfoods' U.S. products are: Hellmann's and Best Foods mayonnaise and dressings; Mazola corn oil and margarine; Skippy peanut butter; Knorr soups, sauces, and bouillons; Entenmann's sweet baked products; Thomas' English muffins; Arnold, Brownberry, Freihofer's, and Oroweat breads; Boboli pizza crusts; Mueller's pasta; and Karo syrup. Bestfoods' global Knorr brand comprises one of the world's most extensive lines of products. Bestfoods is one of the nation's most international food companies, with operations in more than 60 countries and products marketed in 110 countries. For more information about Bestfoods, visit the company's website on the Internet at: http://www.bestfoods.com.